Filed Pursuant to Rule 424(b)(3)
Registration Number 333-184174

PROSPECTUS

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
1401 Highway 62-65 North
 Harrison, Arkansas 72601
(870) 741-7641

500,000 Shares of Common Stock

This prospectus relates to the potential resale of up to 500,000 shares of common stock of First Federal Bancshares of Arkansas, Inc., par value $0.01 per share (the “Common Stock”), that the selling shareholder named in this prospectus may offer for sale from time to time. The registration of the shares of Common Stock does not necessarily mean that the selling shareholder will offer or sell all or any of these securities. We will not receive any of the proceeds from the sale of any shares of Common Stock by the selling shareholder, but we will incur expenses in connection with the registration of the securities.

The initial selling shareholder and its successors, including transferees, which we collectively refer to as the selling shareholder, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling shareholder will be responsible for underwriting discounts or commissions or agents’ commissions.

The Common Stock is listed on the Nasdaq Global Market under the trading symbol “FFBH.” On September 27, 2012, the last reported sale price of the Common Stock as reported on the NASDAQ Global Market was $9.94 per share. You are urged to obtain current quotations of the Common Stock.

The aggregate market value of our outstanding Common Stock held by non-affiliates is approximately $40,154,519, based on 19,302,603 total shares of outstanding Common Stock, of which 3,738,782 shares of outstanding Common Stock held by non-affiliates, and a per-share price of $10.74 based on the closing sale price of the Common Stock on September 21, 2012 (the date with the highest closing price within the 60 days prior to the date of this prospectus).  During the period of 12 calendar months immediately prior to, and including, the date of this prospectus, we have not offered or sold any securities, including shares of our Common Stock, pursuant to General Instruction I.B.6 of Form S-3.
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Investing in the securities involves a high degree of risk. You should consider carefully the risks in the section entitled “Risk Factors” beginning on page 6 of this prospectus and in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in any quarterly report on Form 10-Q, as well as in any prospectus supplements relating to specific offerings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or fund.

The date of this prospectus is October 12, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the continuous offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf registration statement, the selling shareholder may, from time to time, sell the offered securities described in this prospectus in one or more offerings. We will not receive any proceeds from the resale by the selling shareholder of the offered securities described in this prospectus.

Additionally, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling shareholder. We may also provide a prospectus supplement to add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and each applicable prospectus supplement together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the shelf registration statement. We have omitted parts of the shelf registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the shelf registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the shelf registration statement, please see that agreement or document for a complete description of these matters.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or documents or as specifically indicated in the document.  Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, the terms “we,” “us,” “our,” and “the Company” refer to First Federal Bancshares of Arkansas, Inc., and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. References to “the Bank” refer to First Federal Bank, unless otherwise stated or the context otherwise requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, acquisition and divestiture opportunities, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “will likely continue,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following:

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inability to maintain the higher minimum capital ratios that the Company and the Bank are required to maintain pursuant to the Cease and Desist Orders issued by the Office of Thrift Supervision (“OTS”) on April 12, 2010 and effective on April 14, 2010.  The requirements of the orders are now administered by the Federal Reserve Bank (“FRB”) for the Company and by the Office of the Comptroller of the Currency (“OCC”) for the Bank, as successors to the OTS. The order between the Company and the OTS is referred to in this prospectus as the “Company Order” and the order between the Bank and the OTS is referred to in this prospectus as the “Bank Order.” Collectively, the Company Order and Bank Order are referred to in this prospectus as the “Orders”;

•	the effect of other requirements of the Orders and any further regulatory actions;

•	management’s ability to effectively execute our business strategy;

•	inability to receive dividends from the Bank and to satisfy obligations as they become due;

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costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews;

•	changes in capital classification;

•	the impact of current economic conditions and our results of operations on our ability to borrow additional funds to meet our liquidity needs;

•	local, regional, national and international economic conditions and events and the impact they may have on us and our customers;

•	changes in the economy affecting real estate values;

•	inability to attract and retain deposits;

•	changes in the level of non-performing assets and charge-offs;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	changes in the financial performance and/or condition of the Bank’s borrowers;

•	effect of additional provision for loan and real estate owned losses;

•	long-term negative trends in our market capitalization;

•	continued listing of the Common Stock on the NASDAQ Global Market;

•	the availability and terms of capital;

•	effects of any changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board;

•	inflation, interest rates, cost of funds, securities market and monetary fluctuations;

•	political instability;

•	acts of war or terrorism, natural disasters such as earthquakes, tornadoes or fires, or the effects of pandemic flu;

•	the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

•	changes in consumer spending, borrowings and savings habits;

•	technological changes;

•	changes in our organization, management, compensation and benefit plans;

•	competitive pressures from other financial institutions;

•	inability to maintain or increase market share and control expenses;

•	impact of reputational risk on such matters as business generation and retention, funding and liquidity;

•	continued volatility in the credit and equity markets and its effect on the general economy;

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changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

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effects of final rules amending Regulation E that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, unless the consumer consents or opts-in to the overdraft service for those types of transactions;

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effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•	other factors described from time to time in our filings with the SEC; and

•	our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, whether as a result of new information, future developments or otherwise, except as may be required by law. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus and the documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

ABOUT FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

First Federal Bancshares of Arkansas, Inc.  First Federal Bancshares of Arkansas, Inc. is an Arkansas corporation originally organized in Texas in January 1996 by First Federal Bank for the purpose of becoming a unitary holding company of the Bank.  The Company reincorporated from the State of Texas to the State of Arkansas on July 20, 2011. The significant asset of the Company is the capital stock of the Bank.  The business and management of the Company consists of the business and management of the Bank.  The Company does not presently own or lease any property, but instead uses the premises, equipment and furniture of the Bank.  At the present time, the Company does not employ any persons other than officers of the Bank, and the Company utilizes the support staff of the Bank from time to time.  Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future.  At June 30, 2012, the Company had $555.3 million in total assets, $485.7 million in total liabilities and $69.6 million in stockholders' equity.

The Company’s primary regulator is the FRB, as successor to the OTS.

The Company's principal executive office is located at the home office of the Bank at 1401 Highway 62-65 North, Harrison, Arkansas 72601, and its telephone number is (870) 741-7641. The Bank also has an executive office in Little Rock, Arkansas.

First Federal Bank.  The Bank is a federally chartered stock savings and loan association formed in 1934.  As of June 30, 2012, the Bank conducted business from its main office, a loan production office, and fourteen full-service branch offices located in a six county area in Arkansas comprised of Benton and Washington counties in Northwest Arkansas; Carroll, Boone, Marion and Baxter counties in North central Arkansas.  The Bank opened a loan production office in June 2011 in Little Rock, Arkansas.  In February 2012, three full service branches in Northwest Arkansas were closed.  The Bank’s deposits are insured by the Deposit Insurance Fund (“DIF”), which is administered by the Federal Deposit Insurance Corporation (“FDIC”), to the maximum extent permitted by law.

The Bank is a community-oriented financial institution offering a wide range of retail and business deposit accounts, including noninterest bearing and interest bearing checking accounts, savings and money market accounts, certificates of deposit, and individual retirement accounts. Loan products offered by the Bank include residential real estate, consumer, construction, lines of credit, commercial real estate and commercial business loans. Other financial services include automated teller machines; 24-hour telephone banking; online banking, including account access, bill payment, and e-statements; mobile banking; Bounce ProtectionTM overdraft service; debit cards; and safe deposit boxes.

The Bank is regulated by the OCC, which is the Bank's chartering authority and primary regulator, as successor to the OTS.  The Bank is also regulated by the FDIC, the administrator of the DIF.  The Bank is also subject to certain reserve requirements established by the Board of Governors of the FRB and is a member of the Federal Home Loan Bank (“FHLB”) of Dallas.

RECENT DEVELOPMENTS

On June 7, 2012, the Federal Reserve issued proposed rules that would substantially amend the regulatory risk-based capital rules applicable to the Company and the Bank. The FDIC and the OCC subsequently issued these proposed rules on June 12, 2012. The proposed rules implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011.

The proposed rules include new risk-based capital and leverage ratios, which would be phased in from 2013 to 2019, and would refine the definition of what constitutes “capital” for purposes of calculating those ratios. The proposed new minimum capital level requirements applicable to the Company and the Bank under the proposals would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The proposed rules would also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

The federal bank regulatory agencies also proposed revisions to the prompt corrective action framework, which is designed to place restrictions on insured depository institutions, including the Bank, if their capital levels begin to show signs of weakness. These revisions would take effect January 1, 2015.

Based on our current capital composition and levels, we believe that we would be in compliance with the requirements as set forth in the proposed rules if they were presently in effect. Currently, the Bank Order specifically requires the Bank to maintain a Tier 1 (core) capital ratio of at least 8% and a total risk-based capital ratio of at least 12.0% and maintain these higher ratios for as long as the Bank Order is in effect.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk.  Before making an investment decision, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus.  Any of these risks, if they actually occur, could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as the market price and liquidity of our Common Stock.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us.  In any such case, you could lose all or a portion of your original investment.

The failure of the Company and/or the Bank to comply with applicable regulatory requirements and regulatory enforcement actions could result in further restrictions and enforcement actions.

The Bank is subject to supervision and regulation by the OCC and FDIC and the Company is subject to supervision and regulation by the FRB.  As a federally chartered stock savings and loan association, the Bank’s good standing with its regulators is of fundamental importance to the continuation of its business and the business of the Company.  On April 12, 2010, the Company and the Bank both consented to the Orders issued by the OTS.  The Orders required the Company and the Bank to, among other things, file with the OTS an updated business plan and capital plan and submit to the OTS (OCC and FRB effective July 21, 2011), on a quarterly basis with respect to the business plan and monthly with respect to the capital plan, variance reports related to the plans.  The Orders impose certain operations restrictions on the Company and, to a greater extent, the Bank, including lending and dividend restrictions. In particular, the Bank must seek the prior non-objection of the OCC before making certain kinds of loans.   We have incurred and expect to continue to incur significant additional regulatory compliance expense in connection with the Orders, and we will incur ongoing expenses attributable to compliance with the terms of the Orders.  In addition, the OCC and FRB must approve any deviation from our business plan, which could limit our ability to make any changes to our business, which could negatively impact the scope and flexibility of our business activities.

While the Company and the Bank intend to take such actions as may be necessary to comply with the requirements of the Orders, the Company and the Bank may be unable to comply fully with the Orders, and efforts to comply with the Orders may have adverse effects on the operations and financial condition of the Company or the Bank. In addition, the Bank from time to time may require waivers, amendments, or modifications in order to remain in compliance with the Orders, and the regulators may not grant such relief. Any material failure by the Company and the Bank to comply with the provisions of the Orders could result in further enforcement actions by the FRB and/or the OCC which could impact our ability to operate in the normal course of business and, thereby, adversely affect our results of operations.

Future bank failures across the country could significantly increase FDIC premiums.

Recent difficult economic conditions have resulted in higher bank failures and expectations of future bank failures. In the event of a bank failure, the FDIC takes control of a failed bank and ensures payment of deposits up to insured limits (which have recently been increased) using the resources of the DIF. The FDIC is required by law to maintain adequate funding of the DIF, and the FDIC may increase premium assessments to maintain such funding. Recent bank failures have substantially depleted the insurance fund of the FDIC and reduced the fund's ratio of reserves to insured deposits.  If the FDIC elects to increase deposit insurance premiums and assessments, non-interest expense could increase significantly.

Future bank failures in local markets could cause large sales of bank-owned properties, reducing the value of our REO, resulting in additional losses, costs and expenses that may negatively affect the Company’s operations.

Further bank failures in the Bank’s geographic regions could adversely impact the value of real estate owned. Declines in the housing market, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of real estate loans and resulted in significant write-downs of assets by many financial institutions in our markets.  Future bank failures in the areas in which we operate would exacerbate these conditions. Such effects may be particularly pronounced in a market like Northwest Arkansas with reduced real estate values and excess inventory, which may make the disposition of REO properties more difficult, increase maintenance costs and expenses, and reduce the Company’s ultimate realization from any REO sales. At June 30, 2012 and December 31, 2011, the Company had $25.2 million and $28.1 million of REO, respectively. If the amount of REO in our market areas increases, the Company’s losses and the costs and expenses of maintaining the real estate will likewise increase. Any additional increase in losses, and maintenance costs and expenses due to REO could have a material adverse impact on the Company’s business, results of operations and financial condition.

The current economic environment poses significant challenges for us and could continue to adversely affect the Company’s financial condition and results of operations.

The Company is operating in a challenging and uncertain economic environment, including generally uncertain national and local conditions.  Financial institutions continue to be affected by sharp declines in the real estate market and constrained financial markets.  Dramatic declines in the housing market over the past several years, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by the Bank and other financial institutions. Continued declines in real estate values, home sales volumes, and financial stress on borrowers as a result of the uncertain economic environment could continue to have an adverse effect on the Bank’s borrowers or their customers, which could adversely affect the Company’s financial condition and results of operations.  A worsening of these conditions would likely exacerbate the adverse effects on the Company and others in the financial services industry.  For example, further deterioration in local economic conditions in the Company’s markets could drive losses beyond that which is provided for in its allowance for loan losses or could require further write-downs of the Bank’s real estate owned.  The Company may also face the following risks in connection with these events:

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Economic conditions in the markets in which we operate that negatively affect housing prices and the job market have resulted, and may continue to result, in deterioration in credit quality of the Bank’s loan portfolio, and such deterioration in credit quality has had, and could continue to have, a negative impact on the Company’s business and financial condition.

•	Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates on loans and other credit facilities.

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The processes the Company uses to estimate the allowance for loan losses may no longer be reliable because they rely on complex judgments, including forecasts of economic conditions, which may no longer be capable of accurate estimation.

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The Bank’s ability to assess the creditworthiness of its customers may be impaired if the processes and approaches it uses to select, manage, and underwrite its customers become less predictive of future charge-offs.

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The Company has faced and expects to continue to face increased regulation of its industry, and compliance with such regulation has increased and may continue to increase its costs, limit its ability to pursue business opportunities, and increase compliance challenges.

As these conditions or similar ones continue to exist or worsen, the Company could experience continuing or increased adverse effects on its financial condition and results of operations.

We have a high percentage of nonperforming loans and classified assets relative to total assets.  If the allowance for loan losses is not sufficient to cover actual loan losses, results of operations will be adversely affected.

At June 30, 2012, nonperforming loans totaled $21.9 million, representing 6.3% of total loans and 4.0% of total assets. At June 30, 2012, real estate owned totaled $25.2 million or 4.5% of total assets. As a result, the Company’s total nonperforming assets amounted to $47.1 million or 8.5% of total assets at June 30, 2012. Further, assets classified by management as substandard, including nonperforming loans and real estate owned, totaled $63.2 million, representing 11.4% of total assets.  At June 30, 2012, the allowance for loan losses was $17.3 million, representing 78.7% of nonperforming loans.  In the event loan customers do not repay their loans according to their terms and the collateral securing the payment of these loans is insufficient to pay any remaining loan balance, significant loan losses could result, which could have a material adverse effect on the Company’s financial condition and results of operations.

Management maintains an allowance for loan losses based upon, among other things:

•	historical experience;

•	repayment capacity of borrowers;

•	an evaluation of local, regional and national economic conditions;

•	regular reviews of delinquencies and loan portfolio quality;

•	collateral evaluations;

•	current trends regarding the volume and severity of problem loans;

•	the existence and effect of concentrations of credit; and

•	results of regulatory examinations.

Based on these factors, management makes various assumptions and judgments about the ultimate collectability of the respective loan portfolios.  The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and management must make significant estimates of current credit risks and future trends, all of which may undergo material changes. In addition, the Board of Directors and the OCC periodically review the allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs. The OCC’s judgments may differ from management.  While we believe that the allowance for loan losses is adequate to cover current losses, we may determine that we need to increase the allowance for loan losses or regulators may require an increase in the allowance. Either of these occurrences could materially and adversely affect the Company’s financial condition and results of operations. Any further increases to the allowance for loan losses and operating losses could negatively impact capital levels and make it more difficult to maintain the capital levels set forth in the Bank Order.

A portion of the loan portfolio is related to commercial real estate, construction, commercial business and consumer lending activities and certain loans are secured by vacant or unimproved land. Uncertainties related to these lending activities may negatively impact these loans and could adversely impact results of operations.

As of June 30, 2012, approximately 36% of loans were related to commercial real estate and construction projects. Commercial real estate and construction lending generally is considered to involve a higher degree of risk than single family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity.  The loan portfolio also includes commercial business loans to small- to medium-sized businesses, which generally are secured by various equipment, machinery and other corporate assets, and a variety of consumer loans, including automobile loans, deposit account secured loans and unsecured loans.  Although commercial business loans and consumer loans generally have shorter terms and higher interest rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans.  In addition, a portion of the loan portfolio is secured by vacant or unimproved land.  Loans secured by vacant or unimproved land are generally more risky than loans secured by improved one- to four-family residential property.  Since vacant or unimproved land is generally held by the borrower for investment purposes or future use, payments on loans secured by vacant or unimproved land will typically rank lower in priority to the borrower than a loan the borrower may have on their primary residence or business.  These loans are susceptible to adverse conditions in the real estate market and local economy.  Uncertainties related to these lending activities could result in higher delinquencies and greater charge-offs in future periods, which could adversely affect our financial condition or results of operations.

We have had losses in recent periods and may be unable to sustain our return to profitability, which would adversely affect our stock price.

For the six months ended June 30, 2012, net income available to common stockholders was $901,000.  However, we incurred net losses available to common stockholders of $8.5 million and $4.9 million for the years ended December 31, 2011 and 2010, respectively.  Our ability to sustain profitability will depend on our ability to continue to implement our business plan and reduce credit losses and other real estate owned losses and write-downs in the future, which will depend, in part, on whether economic conditions in our markets improve.  We may be unsuccessful in executing our business plan. Further, even if we successfully implement the business plan, we may be unable to curtail losses now or in the future.  If we incur significant operating losses, our stock price may decline.

We experienced an ownership change in connection with the investment by Bear State, which resulted in a limitation of the use of net operating losses.

The Recapitalization Plan (defined below) constituted an “ownership change” as defined for U.S. federal income tax purposes. In general, under Section 382 of the Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”) to offset future taxable income. Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOL carryforwards and certain recognized built-in losses.

At December 31, 2011, the Bank had a $9.3 million NOL for federal income tax purposes that will be carried forward.  The Company experienced a permanent loss of approximately $5.7 million of its NOLs to offset future taxable income.

We are heavily regulated, and that regulation could limit or restrict our activities and adversely affect the Company’s financial condition.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies, including the OCC, the FRB and the FDIC.  Compliance with these regulations is costly and may restrict some of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates and locations of offices.  The regulators’ interpretation and application of relevant regulations are beyond our control and may change rapidly and unpredictably.  Banking regulations are primarily intended to protect depositors.  The regulations to which we are subject may not always be in the best interest of investors.

In light of current conditions in the global financial markets and the global economy, regulators have increased their focus on the regulation of the financial services industry. New legislative proposals continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including with respect to compensation, interest rates and the effect of bankruptcy proceedings on consumer real property mortgages. Further, federal and state regulatory agencies may adopt changes to their regulations and/or change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or the application of laws and regulation to us. Compliance with current and potential regulation and scrutiny may significantly increase costs, impede the efficiency of internal business processes, require us to increase regulatory capital and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance. Additionally, evolving regulations concerning executive compensation may impose limitations that affect our ability to compete successfully for executive and management talent.

In addition, given the current economic and financial environment, our regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, certain risk management or other operational practices for financial services companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have discretion in their interpretation of the regulations and laws and their interpretation of the quality of our loan portfolio, securities portfolio and other assets. If any regulatory agency’s assessment of our assets quality differs from ours, we may be required to take additional charges that would have the effect of materially reducing our earnings, capital ratios and stock price.

The U.S. Congress passed the Dodd-Frank Act on July 21, 2010, which includes sweeping changes in the banking regulatory environment.  The Dodd-Frank Act changed our primary regulator and may, among other things, restrict or increase the regulation of certain business activities and increase the cost of doing business. While many of the provisions in the Dodd-Frank Act are aimed at financial institutions significantly larger than the Company and the Bank, and some will affect only institutions with different charters or institutions that engage in activities in which we do not engage, it will likely increase our regulatory compliance burden and may have other adverse effects on us, including increasing the costs associated with regulatory examinations and compliance measures. We are closely monitoring all relevant sections of the Dodd-Frank Act to ensure continued compliance with laws and regulations. While the ultimate effect of the Dodd-Frank Act on us is still undetermined, the law is likely to result in increased compliance costs and fees paid to regulators, along with possible restrictions on our operations.

Further, the U.S. Congress and state legislatures and federal and state regulatory authorities continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation and implementation of statutes, regulations or policies, including the Dodd-Frank Act, could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer or increasing the ability of non-banks to offer competing financial services and products. While we cannot predict the regulatory changes that may be borne out of the current economic crisis, and we cannot predict whether we will become subject to increased regulatory scrutiny by any of these regulatory agencies, any regulatory changes or scrutiny could increase or decrease the cost of doing business, limit or expand permissible activities, or affect the competitive balance among banks, credit unions, savings and loan associations and other institutions. We cannot predict whether additional legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on our business, financial condition or results of operations.

We could be materially and adversely affected if we or any of our officers or directors fail to comply with bank and other laws and regulations.

The Company and the Bank are subject to extensive regulation by U.S. federal and state regulatory agencies and face risks associated with investigations and proceedings by regulatory agencies, including those that we may believe to be immaterial. Like any corporation, we are also subject to risk arising from potential employee misconduct, including non-compliance with policies. Any interventions by authorities may result in adverse judgments, settlements, fines, penalties, injunctions, suspension or expulsion of our officers or directors from the banking industry or other relief. In addition to the monetary consequences, these measures could, for example, impact our ability to engage in, or impose limitations on, certain businesses. The number of these investigations and proceedings, as well as the amount of penalties and fines sought, has increased substantially in recent years with regard to many firms in the industry. Significant regulatory action against us or our officers or directors could materially and adversely affect our business, financial condition or results of operations or cause us significant reputational harm, which could seriously harm our business.

 Changes in interest rates could have a material adverse effect on our operations.

The operations of financial institutions such as the Bank are dependent to a large extent on net interest income, which is the difference between the interest income earned on interest earning assets such as loans and investment securities and the interest expense paid on interest bearing liabilities such as deposits and borrowings. Approximately 46% of loans had variable rates as of June 30, 2012, which means that interest income will generally decrease in lower rate environments and rise in higher rate environments.  Changes in the general level of interest rates can affect net interest income by affecting the difference between the weighted average yield earned on interest earning assets and the weighted average rate paid on interest bearing liabilities, or interest rate spread, and the average life of interest earning assets and interest bearing liabilities.  Changes in interest rates also can affect our ability to originate loans; the value of our interest earning assets; our ability to obtain and retain deposits in competition with other available investment alternatives; and the ability of borrowers to repay adjustable or variable rate loans.  Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control.  In particular, the Company had $55.8 million of investment securities at June 30, 2012, all of which were classified as available for sale.  At June 30, 2012, the investment securities portfolio had a net unrealized gain of $614,000 given the current low interest rate environment.  A significant and prolonged increase in interest rates will have a material adverse effect on the fair value of the investment securities portfolio and, accordingly, stockholders’ equity.  Results of operations may be adversely affected during any period of changes in interest rates due to a number of factors which can have a material adverse impact on the Bank’s interest rate risk position.  Such factors include among other items, call features and interest rate caps and floors on various assets and liabilities, prepayments, the current interest rates on assets and liabilities to be repriced in each period, and the relative changes in interest rates on different types of assets and liabilities.

We may incur increased employee benefit costs which could have a material adverse effect on our financial condition and results of operations.

The Bank is a participant in the multiemployer Pentegra DB Plan (the “Pentegra DB Plan”).  Since the Pentegra DB Plan is a multiemployer plan, contributions of participating employers are commingled and invested on a pooled basis without allocation to specific employers or employees. Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers. In addition, if a participating employer stops contributing to the plan, the unfunded obligations of the multiemployer plan may be borne by the remaining participating employers.

On April 30, 2010, the Board of Directors of the Bank elected to freeze the Pentegra DB Plan effective July 1, 2010, eliminating all future benefit accruals for participants in the Pentegra DB Plan and closing the Pentegra DB Plan to new participants as of that date. The Pentegra DB Plan is noncontributory and prior to July 1, 2010 covered substantially all employees. Since July 1, 2010, the Bank has continued to incur costs consisting of administration and Pension Benefit Guaranty Corporation insurance expenses as well as amortization charges based on the funding level of the Pentegra DB Plan.  The level of amortization charges is determined by the Pentegra DB Plan's funding shortfall, which is determined by comparing the Pentegra DB Plan’s liabilities to the Pentegra DB Plan’s assets.  Based on the level of interest rates and Pentegra DB Plan assets, the funding shortfall increased, resulting in increased amortization charges effective both July 1, 2010 and July 1, 2011.  Future pension funding requirements, and the timing of funding payments, are also subject to changes in legislation. Based on factors that influence the levels of plan assets and liabilities, such as the level of interest rates and the performance of plan assets, it is reasonably possible that events could occur that would materially change the estimated amount of the Bank’s required contribution in the near term. Additionally, if the Bank were to terminate its participation in the Pentegra DB Plan, the Bank could incur a significant withdrawal liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

We face strong competition that may adversely affect our profitability.

We are subject to vigorous competition in all aspects and areas of our business from banks and other financial institutions, including commercial banks, savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies.  We also compete with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers.  Many of our competitors are larger financial institutions with substantially greater resources, lending limits, and larger branch systems. These competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.  Competition from both bank and non-bank organizations will continue. Our inability to compete successfully could adversely affect profitability, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Our ability to successfully compete may be reduced if we are unable to make technological advances.

The banking industry is experiencing rapid changes in technology.  In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs.  As a result, our future success will depend in part on our ability to address our customers’ needs by using technology.  We may be unable to effectively develop new technology-driven products and services and may be unsuccessful in marketing these products to our customers.  Many of our competitors have greater resources than we have to invest in technology. Any failure to keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

We are subject to security and operational risks relating to our use of technology that could damage our reputation and our business.

Security breaches in our internet banking activities could expose us to possible liability and damage our reputation.  Any compromise of our security also could deter customers from using our internet banking services that involve the transmission of confidential information.  We rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data.  These precautions may not protect our systems from compromises or breaches of our security measures that could result in damage to our reputation and our business.  Additionally, we outsource our data processing to a third party.  If our third party provider encounters difficulties or if we have difficulty in communicating with such third party, it could significantly affect our ability to adequately process and account for customer transactions, which could significantly affect our business operations.  The Bank has never incurred a material security breach nor encountered any significant down time with our outsourced partners. The occurrence of any failures, interruptions or security breaches of our systems could damage our reputation, result in loss of customer business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

The trading volume of our Common Stock is lower than that of other financial services companies and the market price of our Common Stock may fluctuate significantly, which can make it difficult to sell shares of our Common Stock at times, volumes and prices attractive to our shareholders.

Our Common Stock is listed on the NASDAQ Global Market under the symbol “FFBH.” The average daily trading volume for shares of our Common Stock is lower than larger financial institutions.  Because the trading volume of our Common Stock is lower, and thus has substantially less liquidity than the average trading market for many other publicly traded companies, sales of our Common Stock may place significant downward pressure on the market price of our Common Stock.  In addition, market value of thinly traded stocks can be more volatile than stocks trading in an active public market.

The market price of our Common Stock has been volatile in the past and may fluctuate significantly as a result of a variety of factors, many of which are beyond our control.  These factors include, in addition to those described in elsewhere in this prospectus:

•	actual or anticipated quarterly or annual fluctuations in our operating results, cash flows and financial condition;

•	changes in earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	fluctuations in the stock price and operating results of our competitors;

•	future issuances or re-sales of our equity or equity-related securities, or the perception that they may occur;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation or accounting matters that involve or affect us;

•	domestic and international economic factors unrelated to our performance; and

•	general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock markets in general have experienced extreme price and volume fluctuations, and market prices for the stock of many companies, including those in the financial services sector, have experienced wide price fluctuations that have not necessarily been related to operating performance.  This is due, in part, to investors’ shifting perceptions of the effect of changes and potential changes in the economy on various industry sectors.  This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their performance or prospects.  These broad market fluctuations may adversely affect the market price of our Common Stock, notwithstanding our actual or anticipated operating results, cash flows and financial condition.  We expect that the market price of our Common Stock will continue to fluctuate due to many factors, including prevailing interest rates, other economic conditions, our operating performance and investor perceptions of the outlook for us specifically and the banking industry in general.  As a result of the lower trading volume of our Common Stock and its susceptibility to market price volatility, stockholders may not be able to resell their shares at times, volumes or prices they find attractive.

Bear State holds a controlling interest in our Common Stock and may have interests that differ from the interests of our other stockholders.

Bear State owns approximately 82% of our Common Stock (after taking into account the assumed exercise of the Investor Warrant (defined below)). As a result, Bear State is able to control the election of directors, to determine our corporate and management policies and determine the outcome of any corporate transaction or other matter submitted to our shareholders for approval. Such transactions may include mergers and acquisitions, sales of all or some of the Company’s assets or purchases of assets, and other significant corporate transactions. Bear State also has sufficient voting power to amend our organizational documents.

The interests of Bear State may differ from those of our other shareholders, and it may take actions that advance its interests to the detriment of our other shareholders. Additionally, Bear State is in the business of making investments in or acquiring financial institutions and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Bear State may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

This concentration of ownership could also have the effect of delaying, deferring or preventing a change in our control or impeding a merger or consolidation, takeover or other business combination that could be favorable to the other holders of our Common Stock, and the market price of our Common Stock may be adversely affected by the absence or reduction of a takeover premium in the trading price.

As a controlled company, we are exempt from certain NASDAQ corporate governance requirements, and holders of our Common Stock may not have all the protections that these rules are intended to provide.

Our Common Stock is currently listed on the NASDAQ Global Market. NASDAQ generally requires a majority of directors to be independent and requires independent director oversight over the nominating and executive compensation functions. However, under NASDAQ’s rules, if an individual or another entity owns more than 50% of the voting power for the election of directors of a listed company, that company is considered a “controlled company” and is exempt from rules relating to independence of the board of directors and the compensation and nominating committees. We are a controlled company because Bear State owns more than 50% of our voting power for the election of directors. Accordingly, we are exempt from certain corporate governance requirements, and holders of our common stock may not have all the protections that these rules are intended to provide.

We are prohibited from paying dividends or repurchasing Common Stock and may not be able to resume such activities even if permitted by our regulators.

Under the Company Order, we may not pay dividends on our Common Stock or repurchase shares of our Common Stock without the prior written non-objection of the FRB.  We cannot determine at this time if or when we would be able to pay dividends or repurchase shares of our Common Stock even if we are allowed to do so by our regulators.  Any future payment of any dividends on both our Common Stock and any preferred stock and any repurchases of our Common Stock, will be dependent upon, among other things, our regulatory capital requirements, our financial condition, liquidity, results of operations, and cash flow, tax considerations, statutory, regulatory and contractual prohibition and other limitations, and general economic conditions.

The offering may cause the market price of our Common Stock to decrease.

The Selling Shareholder’s offering of the Registered Shares may cause the price of our Common Stock to decrease.  Downward pressure on market price can be caused by multiple factors, including, but not limited to, sales of the Common Stock in the open market at declining prices or the sale of a large number of shares into the market at one time.  Additionally, anticipated future sales of our Common Stock can create a “overhang effect,” which can fuel negative investor perception, and depress the market price of our Common Stock.  If the decrease in market price causes holders of our Common Stock to sell some or all of their shares, the resulting sales could further depress the market price of our Common Stock.

The future price of our Common Stock may be less than the price at which you bought it in the offering, and you may not be able to sell your shares at a price equal to or greater than such price or at all.

If you purchase shares of Common Stock in the offering, you may not be able to sell them later at or above the price per share you paid to purchase them.  The actual market price of our Common Stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling shareholder.

SELLING SHAREHOLDER

On January 27, 2011, the Company and the Bank entered into an Investment Agreement (the “Investment Agreement”) with Bear State Financial Holdings, LLC, an Arkansas limited liability company (the “Selling Shareholder”).  The Investment Agreement was subsequently amended on April 20, 2011.

The Investment Agreement, as amended, set forth the terms and conditions of the Company’s recapitalization plan (the “Recapitalization Plan”), which is more fully described in the Company’s filings with the SEC.  As part of the Recapitalization Plan, the Selling Shareholder purchased from the Company (i) 15,425,262 shares of Common Stock at $3.00 per share and (ii) a warrant (the “Investor Warrant”) to purchase 2 million shares of Common Stock at an exercise price of $3.00 per share, for aggregate consideration of approximately $46.3 million, consisting of (x) $40.3 million in cash, and (y) the surrender to the Company of 16,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, including any accrued but unpaid dividends thereon, and a related warrant dated March 6, 2009 to purchase 321,847 shares of Common Stock at an exercise price of $7.69 per share, that the Selling Shareholder had purchased from the United States Department of the Treasury for $6 million.

As a result of its participation in the Recapitalization Plan, the Selling Shareholder owns approximately 82% of the Company’s Common Stock, assuming exercise of the Investor Warrant.  As a result of its controlling interest in the Company, the Selling Shareholder is able to determine the Company’s corporate and management policies and determine the outcome of any corporate transaction or other matter submitted to shareholders for approval.  Mr. Richard N. Massey, Chairman of the Company’s Board of Directors, is also the managing member of the Selling Shareholder, which provides him with the sole power to vote and dispose of the shares of the Company held by the Selling Shareholder.  Additionally, Messrs. Scott T. Ford, director of the Company, W. Dabbs Cavin, our President and Chief Executive Officer and a director of the Company, and Christopher M. Wewers, our Chief Operating Officer and a director of the Company, are also members of the Selling Shareholder.  As such, each has an indirect interest in the Selling Shareholder’s investment in the Company to the extent of their individual pecuniary interests in the Selling Shareholder.

In the Investment Agreement, we agreed to grant the Selling Shareholder certain demand registration rights. Pursuant to such rights, we are registering for potential resale up to an aggregate of 500,000 shares of the Company’s Common Stock acquired by the Selling Shareholder pursuant to the terms of the Investment Agreement.  In accordance with applicable SEC rules and regulations, the Selling Shareholder may be deemed to be an underwriter with respect to the shares of Common Stock that may be offered and sold hereunder from time to time.

The table below sets forth information, as of September 27, 2012, regarding the number of shares of the Company’s Common Stock beneficially owned by the Selling Shareholder, the number of shares being registered pursuant to this registration statement, and the number of shares the Selling Shareholder will beneficially own after completion of the sale of the shares pursuant to this prospectus and any prospectus supplement, assuming that all shares being registered under this registration statement are sold.  In accordance with the rules of the SEC, the Selling Shareholder’s beneficial ownership reported below includes (i) all shares over which the Selling Shareholder has or shares voting or investment power and (ii) all shares the Selling Shareholder has the right to acquire pursuant to the Investor Warrant.

The percentages of beneficial ownership are based on the 19,302,603 shares of Common Stock issued and outstanding as of September 27, 2012, and 1,690,000 shares of Common Stock issuable to the Selling Shareholder upon exercise of the Investor Warrant.

	Shares of Common Stock Beneficially Owned as of September 27, 2012		Number of Shares of Common	Shares of Common Stock Beneficially Owned after Resale
Selling Shareholder	Number	Percentage	Stock Being Registered Hereby	Number	Percentage
Bear State Financial Holdings, LLC	17,115,262	81.5%	500,000	16,615,262	79.1%

PLAN OF DISTRIBUTION

General

We are registering for potential resale up to an aggregate of 500,000 shares of the Company’s Common Stock (the “Registered Shares”) acquired by the Selling Shareholder pursuant to the terms of the Investment Agreement.  The Selling Shareholder may, from time to time after the date of this prospectus, sell the Registered Shares directly or through one or more underwriters, broker-dealers or agents.  If the Registered Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions.  The Selling Shareholder may sell the Registered Shares on The NASDAQ Global Market, in the over-the-counter market or in privately negotiated transactions. The Registered Shares may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. The Selling Shareholder will act independently of us in making decisions regarding the timing, manner and size of each sale.

The Selling Shareholder may sell its shares of Common Stock by one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Registered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of the Registered Shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions on the Registered Shares, whether such options are listed on an options exchange or otherwise;

•	private sales or privately negotiated transactions;

•	a combination of any of these methods of sale or any other legally available means, whether or not described in this prospectus; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholder may pledge or grant a security interest in some or all of its shares of Common Stock and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus. The Selling Shareholder may transfer and donate shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be Selling Shareholders for the purposes of this prospectus.

Underwriters, Agents and Broker-Dealers

Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. If the Selling Shareholder effects such transactions by selling Registered Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the Registered Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440, or any successor rule as may be promulgated by the Financial Industry Regulatory Authority, or FINRA; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440, or any successor rule or interpretation as may be promulgated by FINRA.

In connection with its sales of shares of Common Stock or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions only to the extent permitted by the Securities Act and any applicable securities laws of any state of the United States.  The Selling Shareholder may enter into option or other transactions with broker-dealers or other financial institutions that may require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealer or agents participating in the distribution of the Registered Shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The Selling Shareholder is not a registered broker-dealer and currently does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Registered Shares.  Upon our being notified in writing by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the Registered Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the Registered Shares are to be sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) will not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Registered Shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the Registered Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Sales of Common Stock Outside of this Prospectus

The Selling Shareholder may decide not to sell all or a portion of the Registered Shares offered by it pursuant to this prospectus. In addition, the Selling Shareholder may convey, devise or otherwise transfer the Registered Shares or other shares of Common Stock owned by the Selling Shareholder by other means not described in this prospectus. Any Registered Shares covered by this prospectus, as well as the Selling Shareholder’s other shares of Common Stock, that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.

Proceeds

We will not receive any proceeds from sales of any shares of Common Stock by the Selling Shareholder.

Market-Making, Stabilization and Other Transactions

The Selling Shareholder and any other persons participating in the distribution of the Common Stock will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of Common Stock by the Selling Shareholder and any such other person.  In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Registered Shares to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

Costs and Expenses

The Company is required to pay all expenses incurred in effecting the registration of the Registered Shares pursuant to the Investment Agreement, including, but not limited to, SEC filing and other registration and listing fees, expenses of compliance with state securities or “blue sky” laws, printing expenses, and the reasonable fees and disbursements of counsel of the Selling Shareholders (not to exceed $100,000).  The Selling Shareholder is responsible for all costs and expenses incurred by it in connection with the sales of the Registered Shares, including any underwriting, brokerage or transaction fees, discounts or omissions.  The Company will indemnify the Selling Shareholder against certain liabilities, including some liabilities under the Securities Act, in accordance with the Investment Agreement; provided, however, that the Selling Shareholder is not entitled to indemnification if such liability is based solely upon an untrue statement in, or material omission from, the registration statement of which this prospectus is a part if such untrue statement or material omission arises from information furnished by the Selling Shareholder to the Company specifically for use in this prospectus or if the Selling Shareholder offers or sales shares of Common Stock by means of a free writing prospectus not authorized by the Company.

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of (i) 30,000,000 shares of Common Stock, $0.01 par value per share, and (ii) 5,000,000 shares of preferred stock, no par value per share.

As of September 27, 2012 we had issued and outstanding (i) approximately 19,302,603 shares of Common Stock, and (ii) no shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Registrar and Transfer Company.

Common Stock

The following is a brief description of our Common Stock. This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws, copies of which have been filed with the SEC and are also available upon request from us.

Our Common Stock is listed on the NASDAQ Global Market.

Each holder of the Common Stock of the Company will be entitled to one vote for each share held on all matters with respect to which the holders of such Common Stock are entitled to vote. A majority of the votes entitled to be cast on a matter by the shareholders of the Company represented in person or by proxy shall constitute a quorum for purposes of such matter at any meeting of shareholders. With respect to any matter other than certain elections of directors, a majority of the votes cast at a meeting, whether in person or represented by proxy, at which a quorum is present shall decide every question or matter submitted to the shareholders at such meeting. In an uncontested election of directors, directors will be elected by a majority of the votes cast, whether in person or represented by proxy. In a contested election of directors, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting of shareholders and entitled to vote in the election of directors. Any or all of the directors of the Company may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors. Special meetings of shareholders may be called by the holders of not less than 10 percent of all votes entitled to be cast on any issue proposed to be considered at such special meeting.

Holders of the Common Stock of the Company will not be entitled to cumulative voting in the election of directors. Such Common Stock has no conversion rights and is not subject to redemption. In the event of the liquidation, dissolution or winding up or after payment of all creditors of the Company, the holders of the Common Stock (subject to the prior rights of the holders of outstanding preferred stock, if any) will be entitled to receive pro rata any assets distributable to holders of Common Stock based on the number of shares held by them.

Holders of shares of Common Stock of the Company have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

The Company is subject to a Cease and Desist Order (the “Order”) issued on April 12, 2010 by the Office of Thrift Supervision (“OTS”).  Effective July 21, 2011, pursuant to Section 312 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) the regulatory functions and rulemaking authority of the OTS with regard to savings and loan holding companies (including the Company) were transferred to the Board of Governors of the Federal Reserve System (“FRB”). Beginning on July 21, 2011, the Company became subject to the regulation of the FRB, which is vested with authority to enforce the Order.  Pursuant to the Order, our Board of Directors may not declare or pay any dividends or capital distributions on the Common Stock of the Company or repurchase such shares without the prior written non-objection of the FRB. Even if authorized by the FRB, we have no current plans to commence cash dividend payments on the Common Stock. Any future payment of any dividends on both the Common Stock and any preferred stock, will be dependent upon, among other things, our regulatory capital requirements, our financial condition, liquidity, results of operations, and cash flow, tax considerations, statutory, regulatory and contractual prohibition and other limitations, and general economic conditions.

If our Board of Directors is permitted and elects to declare a dividend, the holders of shares of our Common Stock are entitled to such dividends as our Board of Directors, in its discretion, may declare out of assets lawfully available. However, the payment of dividends on our Common Stock would be subject to any prior rights of the holders of any preferred stock.

Preferred Stock

Pursuant to the articles of incorporation of the Company, we have authority to issue up to 5,000,000 shares of preferred stock, no par value per share. The articles of incorporation authorize our Board of Directors to, at any time and without shareholder approval, issue one or more new series of such preferred stock, with such terms as determined by our Board of Directors in accordance with the articles of incorporation. We do not have any series of preferred stock issued or outstanding.

Anti-Takeover Provisions

Except as described below, neither Arkansas law, nor the articles of incorporation of the Company contain any provisions that would operate to provide enhanced protection against business combinations.

Blank Check Preferred Stock. Our Board of Directors can at any time, under the articles of incorporation of the Company and without shareholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of us through a merger, tender offer, proxy contest or otherwise.  Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of us from acquiring enough voting shares to take control.

No Classification of the Board of Directors; Removal of Directors. The articles of incorporation of the Company provide that the Board of Directors will not be classified. That is, all directors are elected annually to serve for a term of one year. Additionally, directors may be removed with or without cause upon the affirmative vote of a majority of the voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for us by Kutak Rock LLP.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2011 and 2010, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by BKD, LLP, independent registered public accountants, as set forth in their report thereon and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and/or copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.  The SEC also maintains an Internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we submit electronically to the SEC.  Additionally, we make these filings available, free of charge, on our website at http://www.ffbh.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.  Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

Additionally, you may contact the Selling Stockholder at the following address and telephone number:

Bear State Financial Holdings, LLC
900 S. Shackleford, Suite 215
Little Rock, Arkansas 72211
Attention:  Richard N. Massey
(501) 320-4862

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus from the documents listed below that we have previously filed with the SEC (File No. 000-28312).  This means that we can disclose important information to you by referring you to another document without restating that information in this document.  Any information incorporated by reference into this prospectus is considered to be part of this prospectus unless it is superseded by a subsequently filed document prior to the date of this prospectus or by this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 29, 2012;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, filed on May 8, 2012, and June 30, 2012, filed on August 3, 2012;

•	Our Current Reports on Form 8-K filed on June 4, 2012 and July 2, 2012;

•	The description of our Common Stock contained in our Form 8-A/A as filed with the SEC on August 22, 2011; and

•
Any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) under the Exchange Act (other than portions of the documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included in such Items, unless otherwise indicated therein), (1) after the date of the filing of this registration statement and before its effectiveness and (2) until all of the shares of Common Stock to which this prospectus and any prospectus supplement relate are sold or the offering is otherwise terminated.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purpose of this prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus.  You may request a copy of these documents by writing to or telephoning us at the following address and telephone number:

First Federal Bancshares of Arkansas, Inc.
1401 Highway 62-65 North
P.O. Box 550
Harrison, Arkansas  72602
Attention: John T. Adams, Corporate Secretary
(870) 741-7641